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                                                                EXHIBIT 4.04


NBD Bank
125 South Main Street
P.O. Box 8601
Ann Arbor, Michigan  48107
Telephone:  (313) 995-8154
Fax:  (313) 995-8000

MICHAEL K. KELLEY
First Vice President


March 11, 1998

Mr. John R. Ternes
Chief Financial Officer
Interface Systems, Inc.
5855 Interface Drive
Ann Arbor, MI  48103-9515

Dear John:

We are pleased to inform you that NBD Bank has renewed the $3,500,000 uncommitted credit authorization described in the Credit Authorization Agreement executed by you and the bank on August 31, 1997 and as amended December 10, 1997.

This letter agreement serves to change the expiration date set forth in the Credit Authorization Agreement for Facility A to February 28, 1999. Except as modified by this letter, all of the terms and conditions of the Credit Authorization Agreement remain in effect.

Please sign the enclosed acknowledgment copy of this letter and return it to the bank.

Sincerely,

/s/  Michael K. Kelly

Accepted and Agreed to this     11th   day of       March      ,   1998  .
                            -----------       ------------------ --------

Interface Systems, Inc.

By:  /s/   John R. Ternes
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Its:         VP Finance
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